Exhibit 23.2

BDO Kontroll	Cim: 1126 Budapest, Nagy Jeno
Konyvvizsgalo es Adotanacsado Kft.	Postafiok: 1531 Budapest, Pf. 83.
Telefon: (+36-1) 235-3010, 235-3090
Telefax: (+36-1) 266-6438
E-mail: office@bdo.hu

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 20, 2007, relating to the financial statements of Vidatech Technological Research and Development, LLC. as of December 31, 2006 for year then ended, which appears in such Registration Statement. We also consent to reference to us under the heading Experts in such Registration Statement.

Dated: December 20, 2007. Budapest, Hungary

/ s/ Ferenc Baumgartner	/ s/ Andras Nagy
Ferenc Baumgartner	Andras Nagy
General Manager	Registered Auditor
BDO Kontroll Ltd.	BDO Kontroll Ltd.